ENERGY CONVERSION DEVICES ACQUIRES BEKAERT'S INTERESTS
                       IN UNITED SOLAR AND BEKAERT ECD SOLAR SYSTEMS


ROCHESTER HILLS, Mich., May 14, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced today it has entered into agreements with N.V. Bekaert S.A. and an affiliate (Bekaert) whereby ECD has acquired all of Bekaert's interests in the photovoltaic joint ventures United Solar Systems Corp. and Bekaert ECD Solar Systems LLC (Uni-Solar) established in April 2000 by ECD and Bekaert to manufacture, market and sell photovoltaic products and systems.

Material terms of the agreements provide that:

o     ECD will pay Bekaert $6 million;
o ECD will assume Bekaert's guarantees with respect to certain liabilities of the joint ventures amounting to approximately $25 million;
o Bekaert will receive rights to technologies outside the field of photovoltaics and rights limited to build sputtering machines outside the field of triple-junction photovoltaics.

ECD is committed to rapidly ramping up Uni-Solar's production and sales. Uni-Solar is currently shipping improved products from its new 30MW manufacturing equipment, the world's largest production machine for the manufacture of thin-film amorphous silicon alloy solar cells. It is capable of producing nine miles and six tons of solar cells in three days' time, which makes Uni-Solar one of the four largest manufacturers of solar cells and related products in the United States as well as the only mass producer of thin-film amorphous silicon solar products.

In connection with the assumption of certain Bekaert guarantees, ECD provided $36 million to the joint ventures to terminate a sale-and-lease-back arrangement related to equipment financing and, as a result, freed up $20 million that had been restricted in support of the guarantee of this lease. ECD currently is in negotiations to enter into a new sale-and-lease-back arrangement.

IAS Equities, Inc. (IAS), an investment banking and consulting firm, acted as ECD's financial advisor in the transaction.

In a joint statement, Stanford R. Ovshinsky, ECD President and CEO and Chairman and CEO of Uni-Solar, and Robert C. Stempel, ECD Chairman, stated: "We understand Bekaert's need to exit the ventures and appreciate its past support and role in enabling us to expand our manufacturing capacity. Due to the success of and response to products being manufactured by the 30MW machine, we will continue to offer our unique proprietary solar solution to grow the much-needed global solar business. ECD will seek new strategic alliances with third parties to continue to increase market share."

"Our companies have the people and the resources to expand our business around the world. With Uni-Solar's proprietary advanced manufacturing facility and the strong sales and marketing program the company is implementing, we are in a very strong position to continue to build a successful business," said Subhendu Guha, President and Chief Operating Officer of Uni-Solar.


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ECD and Bekaert formed the Uni-Solar joint venture in 2000. While continuing to have confidence in Uni-Solar's unique products and technology as well as the long-term potential of photovoltaics, the new management team at Bekaert has decided to concentrate on the company's core business and exit the photovoltaic joint ventures.

About United Solar
United Solar, building on technology invented and pioneered by ECD, is the world leader in thin-film amorphous photovoltaics. ECD and United Solar hold the basic patents covering the continuous roll-to-roll manufacturing of thin-film amorphous silicon alloy multi-junction solar cells and related products. United Solar offers a line of solar electric roofing panels, which are unique, flexible, lightweight and architecturally attractive. More information is available at www.uni-solar.com.

About ECD
ECD is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products, and develops new applications for its technologies. ECD holds the basic patents in its fields. ECD's web site address is http://www.ovonic.com.

About Bekaert
The Bekaert Group (Euronext Brussels: BEKB, www.bekaert.com) is the worldwide leader in advanced metal transformation and coating technologies, focused on high added value market segments. It is a global company, headquartered in Belgium, with a turnover of 2.8 billion euros and selling its products in more than 120 countries.

About IAS
IAS Equities, Inc. is an investment banking and consulting firm with offices in Sea Cliff, New York. Mr. Neville Chamberlain, President and CEO of IAS, has worked with major U.S. and foreign companies on various acquisitions. IAS is also participating with ECD in Innovative Transportation Systems, AG, a German-based company prototyping an electric drive vehicle.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contact:
Ghazaleh Koefod
Energy Conversion Devices, Inc.
248.293.0440